Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

As of June 30, 2010

1.       PHI Capital Holdings, Inc. (formerly Providential Capital, Inc.)

Percentage of ownership: 100%

Business activity:  Consulting and M&A advisory services

2.       Providential Vietnam, Ltd.

Percentage of ownership: 100%

Business activity: Consulting

3.       Philand Ranch Limited –  UK

Percentage of ownership: 75.50%

Business activity: real estate development

4.       PHI Mining Group, Inc. (formerly DDC Industries, Inc.)

Percentage of ownership: 82.71%

Business activity: Mining

5.       Providential Energy Corporation

Percentage of ownership: 100%

Business activity: Independent Oil & Gas, Alternative Energy

6.       Provimex, Inc

Percentage of ownership: 85%

Business activity: Trading and Imports/Exports

7.        Vietnam Media Group, Inc. (formerly Touchlink Communications, Inc.)

Percentage of ownership: 85%

Business activity: Multi-media